PROXY

The undersigned shareholder of TLC Vision Corporation (“TLC Vision”) hereby appoints Stephen N. Joffe, as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned on all matters up to and including TLC Vision’s 2008 Annual Meeting of Shareholders.  This proxy shall expire immediately following TLC Vision’s 2008 Annual Meeting of Shareholders.

Executed on the 5th day of March, 2007.
361,509 Number of Common Shares	/s/ Heidi L. T. Joffe Heidi L. T. Joffe, as Trustee for the Trust F/B/O Heidi L. T. Joffe